Exhibit 99

FOR IMMEDIATE RELEASE

April 19, 2004

CenterState Banks of Florida, Inc. Announces Record Date

for Shareholder Rights Offering

WINTER HAVEN, FL. — April 19, 2004 — CenterState Banks of Florida, Inc. (NASDAQ SYMBOL: CSFL) reported that April 27, 2004 is the record date that will be used pursuant to the shareholder rights offering announced by the Company on April 1, 2004.

Each shareholder of record, as of the close of business on the record date, will be entitled to a basic subscription privilege. The basic subscription privilege will allow each shareholder of record to purchase one share of common stock, for every five shares owned, as of the record date, rounded down to the nearest whole number. The offering price will be calculated based upon 93% of the average closing price during the five consecutive trading days ending on the fifth business day prior to the date of the prospectus. The subscription rights will expire to the extent not exercised at the close of business on the 45th day after the date of issuance. The Company expects to date and mail the prospectus on or about April 30, 2004.

The Company will issue up to a maximum of approximately 675,627 shares of common stock in the rights offering. The Company is also offering to shareholders of record an over-subscription privilege. The over-subscription privilege entitles the shareholder, if the shareholder has fully exercised his/her basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights as a part of their basic subscription privilege. The share price on the over-subscription will be the same subscription price per share as described above for the basic subscription privilege.

If there are sufficient shares available, all the properly over-subscription privilege requests will be granted and shares will be issued. If the aggregate over-subscription requests are greater than the available common stock (i.e. 675,627 shares less the aggregate of basic subscriptions), each over-subscribing shareholder will receive his/her pro rata amount of common stock based on their ownership as of the record date, and the remainder of their cash payment will be returned.

Any remaining shares of the approximately 675,627 shares of common stock that have not been purchased by way of basic-subscriptions and over-subscriptions as of the expiration date of the offering, may be sold to shareholders as determined by the Board of Directors in its discretion.

If a shareholder has not received his/her prospectus and shareholder rights certificate, within a reasonable mail delivery time after April 30, 2004, they should contact the Company’s Information Agent, D. F. King and Company, Inc., 48 Wall Street, 22nd Floor, New York, New York 1005. Banks and brokers call collect (212) 269-5550, all others call toll free (800) 714-3312. The subscription rights are not transferable, and terminate on the expiration date.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Some of the statements in this report constitute forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934. These statements related to future events, other future financial performance or business strategies, and may be identified by terminology such as “may,” “will,” “should,” “expects,” “scheduled,” “plans,” “intends”, “anticipates,” “believes,” “estimates,” “potential,” or “continue” or the negative of such terms or other comparable terminology. Actual events or results may differ materially. In evaluating these statements, you should specifically consider the factors described throughout this report. We cannot be assured that future results, levels of activity, performance or goals will be achieved.